Exhibit 99.1

For Immediate Release

Nukkleus Inc. to Acquire 100% of Star 26 Creating a Unified Defense Powerhouse

First announced in December 2024, the delay in closing allowed Star 26 to strategically expand its holdings, resulting in significantly enhanced value for Nukkleus’ shareholders.

Once completed, this acquisition will allow Nukkleus to oversee an expanded portfolio that unites cutting-edge firms in aerospace, defense and security under a single, focused platform, designed to drive global impact through innovation and integration.

Acquisition to enhance economies of scale, unlock operational efficiencies and accelerate technology development, thus positioning Nukkleus as a next-generation leader in critical sectors.

New York, NY – September 16, 2025 - Nukkleus Inc. (Nasdaq: NUKK) (“NUKK” or “the Company”), a strategic acquirer and developer of high-growth businesses in the Aerospace and Defense (A&D) industry, today announced the signing of an Amended and Restated Securities Purchase Agreement to acquire 100% of Star 26 Capital Inc. (“Star 26”). The acquisition, initially announced in December 2024 as a 51% stake with an option to acquire for the remainder, is still pending and subject to shareholder approval. This period has enabled both Nukkleus and Star 26 to significantly expand their portfolio and operational strength.

Upon closing, the acquisition will strengthen Nukkleus’s ability to deliver integrated Aerospace and Defense solutions across critical domains. Nukkleus’ subsidiaries in artificial intelligence, UAV systems, and GNSS technologies will now operate alongside Star 26’s companies specializing in advanced power systems, motion control, and command & control platforms. Together, the combined portfolio aims to create lasting partnerships linking software and systems integration with proven hardware and infrastructure capabilities.

Star 26 has acquired Rimon, a leading Israeli supplier of critical components for the Iron Dome and other defense systems; Has granted a convertible loan to ITS/Positech, a specialist in advanced motion control and targeting technologies; has acquired 67% of Water.io (TASE: WATR), a pioneer in smart hydration technology, which recently announced a non-binding LOI to acquire Zorronet, a developer of AI-powered unmanned control rooms and integrated physical security platforms. These companies will join Nukkleus’s growing portfolio to collaborate across the fields of AI, UAVs, aerospace, C2, and overall defense infrastructure.

Upon closing, the acquisition will deliver meaningful economies of scale as Nukkleus’ and Star 26’s subsidiaries will be able to benefit from shared facilities resources, streamlined supply chains, and expanded international distribution channels. Each company within the portfolio will have the ability to leverage the strengths of the group, ensuring greater efficiency, reduced costs, and faster time-to-market for next-generation defense solutions.

This strategic integration underscores Nukkleus’s commitment to building a global portfolio of strong and successful companies that can adapt, evolve, and deliver sustained value in an increasingly complex defense landscape. In addition, each subsidiary will benefit from shared expertise, resources, and market access, while investors will gain exposure to a diversified and collaborative defense technology portfolio.

“This deal is much more than a simple financial transaction” said Menny Shalom, Chief Executive Officer of Nukkleus Inc. “It is the creation of a robust ecosystem of complementary technologies. By uniting Star 26 and its subsidiaries with Nukkleus’s existing portfolio, we are building a stronger, more resilient foundation for innovation.  Our goal is to build a long term value for our shareholders.”

For example, by combining one company’s software solution on another’s hardware platform, we can create synergy and increase the attractiveness of our solutions. Positech’s motion control systems can complement UAV payload solutions within Nukkleus’s portfolio, while Zorronet’s AI security capabilities can be paired with Nukkleus owned Tiltan’s synthetic data generator for next-generation AI for defense applications.

The closing is subject to customary closing conditions, including the approval by the Company’s shareholders as required under applicable Nasdaq and SEC rules.”

About Nukkleus Inc.

Nukkleus Inc. (NASDAQ: NUKK) focuses on acquiring and scaling mission-critical suppliers across the defense, aerospace, and advanced manufacturing sectors. Nukkleus targets Tier 2 and Tier 3 companies that form the industrial backbone of national security infrastructure in the US, Israel and Europe.  Through its proprietary capital model, Nukkleus integrates operational capabilities, financial discipline, and long-term vision to modernize and expand strategic suppliers—supporting dual-use innovation and resilient supply chains.

The company’s portfolio approach combines organic growth with disciplined M&A, enabling transformational scale and positioning Nukkleus at the core of 21st-century defense industrial strategy.

Forward-Looking Statements

This press release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts are “forward-looking statements” within the meaning of federal securities laws. In some cases, you can identify forward-looking statements by terminology such as “will,” “would,” “expect,” “intend,” “plan,” “objective,” or comparable terminology referencing future events, conditions or circumstances, or the negative of such terms. Although Nukkleus believes that it has a reasonable basis for the forward-looking statements contained in this press release, they are based on management’s current beliefs and expectations about future events and circumstances and are subject to risks and uncertainties, all of which are difficult to predict and many of which are beyond the Company’s control. Statements relating to the future performance of Nukkleus are subject to many factors including but not limited to the sufficiency or working capital to realize our business plans and strategic opaportunities, the going concern qualification in our financial statements, our ability to penetrate the new intended markets, the success of the JV in meeting its goals, market acceptance and other risk factors. Risk factors described under “Risk Factors” in Nukkleus’ most recently filed annual report on Form 10-K, as updated from time to time in its quarterly reports on Form 10-Q and other filings with the Securities and Exchange Commission, may cause actual results, performance or achievements to differ materially from those expressed or implied by forward-looking statements in this press release. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they were made. Nukkleus undertakes no obligation to update any forward-looking statement contained in this press release to reflect events that occur or circumstances that exist after the date of this press release, except as required by law.

For more information, please contact:

Investor Relations (US)

Lena Cati

Tel: +1 212 836-9611

lcati@theequitygroup.com

Val Ferraro

Tel: +1 212 836-9612

vferraro@theequitygroup.com